EXHIBIT 10.5

OVERSEAS SHIPHOLDING GROUP, INC.

SEVERANCE PROTECTION PLAN

Effective January 1, 2006

As amended and restated effective as of December 31, 2008

INTRODUCTION

The purpose of this Overseas Shipholding Group, Inc. Severance Protection Plan (“Plan”) is to enable Overseas Shipholding Group, Inc. (the “Company”) to offer a form of protection for a possible loss of income to certain key employees in the event their employment with the Company is terminated without Cause (as defined in Appendix B hereto), thereby protecting and enhancing the interests of the Company and its stockholders by inducing such key employees to remain with the Company, and to reinforce and encourage their continued focus and dedication. Accordingly, to accomplish this purpose, the Board of Directors of the Company (the “Board”) adopted this Plan, effective January 1, 2006.

The Plan is hereby amended and restated in its entirety in the form set forth herein, effective as of December 31, 2008, in a manner that is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and to enhance the benefits that are available hereunder. Any individual who was an Eligible Executive (as defined below) on December 31, 2008 shall remain an Eligible Executive under the terms and conditions of the Plan as set forth herein.

1.         Eligible Executives. For the purpose of this Plan, “Eligible Executives” shall mean collectively the Tier A Executives and the Tier B Executives designated from time to time in the sole discretion of the Board or the Committee (as defined in Section 9(a) below) pursuant to a Notice of Eligibility, in the form attached hereto as Appendix A, who have executed and delivered to the Committee the Acknowledgment and Agreement set forth in such Notice of Eligibility. The Board or the Committee may change an Eligible Executive’s designation from Tier A to Tier B upon one (1) year’s prior written notice and from Tier B to Tier A at any time upon written notice.

2.         Term. The protection period under this Plan (the “Protection Period”) shall commence on January 1, 2006 and shall continue until terminated or modified by the Company on not less than one (1) year’s prior written notice to the Eligible Executives then participating in the Plan. Notwithstanding the foregoing, the Protection Period will terminate as to any Eligible Executive upon (i) such Eligible Executive’s termination of employment due to death, Disability (as defined in Appendix B hereto), retirement, or resignation by the Eligible Executive for any reason, (ii) the Company’s termination of such Eligible Executive’s employment with or without Cause, or (iii) upon one (1) year’s prior written notice by the Company to the Eligible Executive of the Eligible Executive’s ceasing to be eligible to participate in this Plan. Termination of the Protection Period for an Eligible Executive shall not impact (x) any of the Company’s then existing obligations to make payments or provide benefits hereunder to such Eligible Executive as a result of the Eligible Executive’s prior termination without Cause, or (y) the continuing obligations of such Eligible Executive under Section 7 hereof.

3.         Termination.

(a)       If, during the Protection Period as provided in Section 2 hereof, an Eligible Executive’s employment with the Company is terminated by the Company without Cause (the date of any such termination, the “Termination Date”) the Eligible Executive shall be entitled to the amounts provided in Section 4 as of the Termination Date applicable to such Eligible Executive.

(b)       For purposes of this Plan, a termination without Cause shall be a termination by the Company other than for Cause or Disability. A constructive termination shall not be treated as a termination without Cause.

                         4.       Severance Compensation.

(a)       If, pursuant to Section 3, an Eligible Executive is entitled to the amounts and benefits under this Section 4, the Eligible Executive shall receive the following payments and benefits from the Company:

(i)         (A) Subject to submission of appropriate documentation, any incurred but unreimbursed business expenses for the period prior to the Eligible Executive’s termination payable in accordance with the Company’s policies and practices; (B) any base salary, bonus (other than any annual bonus), vacation pay or other compensation accrued or earned under law or in accordance with the Company’s policies applicable to the Eligible Executive but not yet paid, payable in accordance with the Company’s normal policies and practices for such compensation; and (C) any other amounts or vested benefits due under the then applicable employee benefit (including, without limitation, any non-qualified pension plan or arrangement), equity or incentive plans of the Company then in effect, applicable to the Eligible Executive as shall be determined and paid or provided in accordance with the applicable plan or arrangement.

(ii)       Subject to Section 5 hereof: (A) an amount equal to the Eligible Executive’s monthly base salary at the rate in effect immediately prior to his or her termination, subject to Section 18(b), paid in equal installments on the Company’s normal payroll dates in accordance with the usual payroll practices of the Company, but off the employee payroll, for (x) if the Eligible Executive is a Tier A Executive, twenty-four (24) months after the Eligible Executive’s employment terminates or, (y) if the Eligible Executive is a Tier B Executive, eighteen (18) months after the Eligible Executive’s employment terminates, (B) a pro-rata portion of the Eligible Executive’s annual bonus for the fiscal year in which the Eligible Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Eligible Executive is employed by the Company and the denominator of which is 365), and (C) any earned but unpaid annual bonus for a previously completed fiscal year of the Company. Any bonus payable to an Eligible Executive pursuant to (B) or (C) shall be paid to the Eligible Executive in the calendar year following the completed fiscal year of the Company for which such bonus is earned at such time as other executives of the Company receive their bonuses for such year, but in no event by later than December 31 of such following year.

(iii)      Subject to Section 5 hereof, (A) if benefits under the Company health plans in which the Eligible Executive participated immediately prior to the Eligible Executive’s Termination Date, or materially equivalent plans maintained by the Company in replacement thereof (the “Health Plans”) will not be taxable to the Eligible Executive, then continued coverage at the Company’s expense (other than that set forth below) under the Health Plans, or (B) if benefits under the Health Plans will be taxable to the Eligible Executive, reimbursement for the Eligible Executive’s premiums for continued coverage under the Health Plans in the amount that the cost of such coverage exceeds the active employee rate under the Health Plans (as determined based on the premium rate in effect for the Eligible Executive on his or her Termination Date and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), in either case for the Eligible Executive and the Eligible Executive’s dependents until the earliest of (x) the Eligible Executive or the Eligible Executive’s eligible dependents, as the case may be, ceasing to be eligible under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (y) eighteen (18) months following the Eligible Executive’s Termination Date and (z) the date of the Eligible Executive’s permitted entry to any future employer’s health plan upon or following the Eligible Executive’s commencement of other substantially full-time employment or the equivalent (such period, the “Coverage Period”). Notwithstanding the foregoing, in the case of (A), the Eligible Executive shall pay the same premium amount for such coverage as he or she would pay if an active employee under the Health Plans (as determined based on the premium rate in effect for the Eligible Executive on his or her Termination Date and excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) and the Company portion of the premium for any such coverage shall be paid on a monthly basis. In the case of (B), any such reimbursement payment shall be payable on the first Company payroll date for the applicable month for which such premium amount is paid, such payment to include a tax gross-up payment to the extent the amount taxable to the Eligible Executive is greater than the amount that would have been taxable to the Eligible Executive if he or she were an employee and participated in the Health Plans. The Coverage Period shall run concurrently with the applicable continuation coverage for the Eligible Executive and the Eligible Executive’s dependents pursuant to COBRA.

(b)       In the event of any violation of Section 7 hereof by an Eligible Executive, the Company may immediately cease making any further payments to such Eligible Executive under Section 4(a)(ii) and cease providing the benefits to such Eligible Executive under Section 4(a)(iii) and all amounts previously paid to such Eligible Executive under Section 4(a)(ii) beyond ten thousand dollars ($10,000) shall be immediately repaid to the Company upon demand.

5.         Acceptance Form and Release. Any and all amounts payable and benefits or additional rights provided to an Eligible Executive pursuant to Sections 4(a)(ii) and 4(a)(iii) of this Plan shall only be payable or provided if the Eligible Executive executes and delivers to the Company an Acceptance Form and Release in the form attached hereto as Appendix C (the “Release”) discharging all claims of the Eligible Executive which may have occurred up to the Termination Date applicable to such Eligible Executive (with such changes therein as may be necessary to make it valid and encompassing under applicable law). The Company shall provide the Eligible Executive with a copy of the Release within seven (7) days following his or her Termination Date and the Eligible Executive will be required to provide the Company with a an executed copy of the Release that has become effective within sixty (60) days following the Eligible Executive’s Termination Date. Notwithstanding anything herein to the contrary, all amounts payable to the Eligible Executive pursuant to Sections 4(a)(ii)(A) and 4(a)(iii) of this Plan shall, subject to Section 18(b), commence on the sixtieth (60th) day after the Eligible Employee’s Termination Date, which first payment shall include payment of any amounts that would otherwise be due prior thereto. The Eligible Executive shall forfeit his or her right to receive the payments and benefits provided under Sections 4(a)(ii) and 4(a)(iii) of this Plan in the event that the requirements of this Section 5 are not timely satisfied.

6.         No Duty to Mitigate/Set-off. Other than as set forth in Section 4(a)(iii)(C), if an Eligible Executive becomes entitled to the amounts payable and benefits or additional rights provided in Section 4 of this Plan, such Eligible Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Eligible Executive by the Company pursuant to this Plan. The amounts due under Section 4 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

                         7.        Confidentiality, Non-Competition, Non-Solicitation and Cooperation.

(a)       In consideration of participating in this Plan (during and after the Protection Period no matter how the Protection Period ends), by the execution and delivery to the Committee of the Acknowledgement and Agreement set forth on the Notice of Eligibility provided to such Eligible Executive by the Board or the Committee in the form attached hereto as Appendix A, each Eligible Executive agrees to the following agreements:

(i)        during the Eligible Executive’s employment with the Company and thereafter, the Eligible Executive, directly or indirectly, shall not for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Eligible Executive’s own account, without the prior written consent of the Board or the Chief Executive Officer of the Company (the “CEO”), any proprietary processes, trade secrets or other confidential data or information of the Company and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section 7(a)(i) shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Eligible Executive is legally required to do so, provided that the Eligible Executive gives the Company prompt written notice of receipt of notice of any legal proceedings so as the Company has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Eligible Executive’s wrongful act or omission;

(ii)       during the Eligible Executive’s employment with the Company and thereafter, the Eligible Executive shall fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Eligible Executive was involved during his or her employment with the Company or to which the Eligible Executive has knowledge based on his or her employment with the Company;

(iii)      during the Eligible Executive’s employment with the Company and for the one (1) year period thereafter, the Eligible Executive shall not participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in competition with any Material Business (as defined below) conducted by the Company as of the date of the termination of the Eligible Executive’s employment (“Competitor”), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iii) any activity engaged in with the prior written approval of the Board or the CEO. A business shall be deemed to be a “Material Business” of the Company if it generated more than 5% of the Company’s revenues in the fiscal year ending immediately prior to termination of the Eligible Executive’s employment or is projected to generate more than 5% of the Company’s revenues in the fiscal year of termination of the Eligible Executive’s employment;

(iv)      during the Eligible Executive’s employment with the Company and for the two (2) year period thereafter, the Eligible Executive, shall not directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the Company (or any person who had been such an employee in the prior six (6) months) to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee; provided, an Eligible Executive may serve as a reference after he or she is no longer employed by the Company, but not with regard to any entity with which he or she is affiliated or from which he or she is receiving compensation and this provision shall not be violated by general advertising not specifically targeted at employees of the Company;

(v)       during the Eligible Executive’s employment with the Company and for the one (1) year period thereafter, the Eligible Executive shall not solicit or induce any customer of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer;

(vi)      during the Eligible Executive’s employment with the Company and thereafter, the Eligible Executive shall not make any statement that disparage the Company or its employees, officers, directors, products or services. Notwithstanding the foregoing, truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) by the Eligible Executive shall not be subject to this Section 7(a)(vi). In addition, traditional competitive statements made by an Eligible Executive which are not based on his or her employment with the Company shall not be deemed a violation of the foregoing if the Eligible Executive is in a competitive position; and

(vii)     the Eligible Executive shall not resign from the Company for any reason within one hundred eighty (180) days from the date such Eligible Executive becomes an Eligible Executive under this Plan.

(b)       Because the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7 would be inadequate, in the event of such a breach or threatened breach by an Eligible Executive, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available against such Eligible Executive without the need to post a bond.

(c)       If it is determined by a court of competent jurisdiction that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable, such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

8.         Funding. This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. To the extent that any Eligible Executive acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company or any of its affiliated companies. The Eligible Executives shall be general creditors of the Company. Any assignment, lien or other encumbrance by an Eligible Executive of the amounts and benefits provided under this Plan shall be null and void. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

                         9.        Administration of this Plan.

(a)       The general administration of this Plan on behalf of the Company (as Plan Administrator under Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall be placed with an administrative committee appointed by the Board to administer this Plan (the “Committee”).

(b)       The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

(c)       Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine an Eligible Executive’s participation and benefits under this Plan, to interpret and construe, in its sole discretion, the provisions of this Plan, and to make decisions in all disputes involving the rights of any person interested in this Plan. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Plan.

(d)       The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

(e)       The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with this Plan.

(f)        The Committee shall maintain such accounts and records regarding the fiscal and other transactions of this Plan and such other data as may be required to carry out its functions under this Plan and to comply with all applicable laws.

(g)       The Company shall be the Plan Administrator for the purposes of any applicable law and shall be responsible for the preparation and filing of any required returns, reports, statements or other filings with appropriate governmental agencies. The Company shall also be responsible for the preparation and delivery of information to persons entitled to such information under any applicable law.

(h)       The Company shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not directly covered by insurance) its officers and directors, (and any employee involved in carrying out the functions of the Company under this Plan), each member of the Committee, and any person designated pursuant to Section 9(d) above, against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to this Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

10.       ERISA Provisions (Including Claims Procedures). This Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24. Administrative provisions about this Plan are contained in Appendix D hereto. This Plan document, including the Appendices hereto, shall constitute the Plan document and shall be distributed to Eligible Executives in this form.

11.       Employee Benefit Plans. The amounts and benefits specified in Section 4 hereof shall not be paid to any Eligible Executive as an employee and no Eligible Executive shall be eligible to participate in employee benefit plans maintained by the Company following the Termination Date applicable to such Eligible Executive except as specifically provided herein. Amounts paid pursuant to Section 4 shall not be taken into account for purposes of determining contributions to or calculating accrued benefits under the employee benefit plans maintained by the Company.

12.       Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to be obligated to make the payments and provide the benefits under this Plan in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place. This Plan shall inure to the benefit of and be enforceable by each Eligible Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If any Eligible Executive shall die while any amount would still be payable to such Eligible Executive, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Eligible Executive’s estate, as if the Eligible Executive had continued to live. No rights or obligations hereunder may be assigned by an Eligible Executive.

13.       Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan by action of the Board or the Committee at any time and for any reason, provided that in no event shall any material amendment which reduces an Eligible Executive’s right to payment and/or benefits under this Plan or any termination of this Plan be effective as to any Eligible Executive then participating in this Plan prior to the one (1) year anniversary such amendment or Plan termination is adopted by the Board. This Plan shall cease to apply as provided in Section 19 hereof. Notwithstanding the foregoing, once the payments or benefits hereunder have commenced to be paid to an Eligible Executive, this Plan may not be amended to reduce such benefits.

14.       Notices. Any notice or other communication required or permitted under this Plan shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mails. Notices and communications shall be delivered or sent to the following addresses:

                                 (i)            If to the Company, to:

Overseas Shipholding Group, Inc.

666 Third Avenue

New York, New York 10017

Attention: Chairman or CEO

                                 (ii)           If to an Eligible Executive, to his or her last shown address on the books of the Company.

15.       Service with Any Subsidiary. For purposes of this Plan, employment with any subsidiary shall be deemed to be employment by the Company and references to the Company shall include all such entities, except that the payment obligation hereunder shall be solely that of the Company.

16.       Severability. If any provisions of this Plan (including the Appendices hereto) shall be declared to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity of the remaining provisions of this Plan (including the Appendices hereto).

17.       Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to the Eligible Executive upon such terms and conditions as the Committee may prescribe.

                         18.      Code Section 409A.

(a)       Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, this Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that this Plan is not exempt from the requirements of Code Section 409A, this Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on an Eligible Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If an Eligible Executive is deemed on his or her Termination Date to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to such Eligible Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Eligible Executive’s Separation from Service and (ii) the date of the Eligible Executive’s death. On the first day of the seventh month following the date of the Eligible Executive’s Separation from Service or, if earlier, on the date of his or her death, all payments delayed pursuant to this Section 18(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Eligible Executive in a lump sum, and any remaining payments and benefits due to the Eligible Executive under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)       If under this Plan, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(d)       To the extent any reimbursement of costs and expenses provided for under this Plan constitutes taxable income to an Eligible Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(e)       With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(f)        Any gross-up payment due to an Eligible Executive under the Plan shall be paid to the Eligible Executive no later than the end of the calendar year following the year in which he or she paid the applicable tax.

(g)       Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

19.       Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit an Eligible Executive’s continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company for which the Eligible Executive may qualify, nor shall anything herein (except Section 7) limit or otherwise prejudice such rights as the Eligible Executive may have under any other currently existing plan, agreement as to employment or termination from employment with the Company or statutory entitlements. Amounts that are vested benefits or those which an Eligible Executive is otherwise entitled to receive under any other plan or program of the Company, at or subsequent to the Termination Date applicable to such Eligible Executive, shall be payable in accordance with such other plan or program, except as otherwise specifically provided herein. Notwithstanding the foregoing, an Eligible Executive shall not be entitled to received duplicative severance payments and benefits and, to the extent that an Eligible Executive is entitled to severance payments and benefits under any other plan or agreement, such Eligible Executive shall be entitled to the greater of the payments and benefits thereunder or hereunder but not under both plans or agreements. Furthermore, upon the occurrence of a Change of Control as defined in any applicable Change of Control Protection Agreement between an Eligible Executive and the Company, the provisions of this Plan (including Section 7 hereof) shall terminate and cease to apply to the Eligible Executive if the Eligible Executive is covered by the provisions of such Change of Control Protection Agreement.

20.       At Will Employment. This Plan does not constitute a contract of employment and, subject to any other agreement between an Eligible Executive and the Company, the Company reserves the right to terminate an Eligible Executive’s employment at any time with or without reason or notice (unless otherwise prohibited by law), subject to the payment provisions hereof.

21.       Governing Law. The construction, interpretation and administration of this Plan shall be governed by ERISA. To the extent not so governed, it shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

[End of text – signature page follows]

IN WITNESS WHEREOF, this Plan has been amended and restated effective as of December 31, 2008, and Overseas Shipholding Group, Inc. has caused this instrument to be signed by its officer or representative duly authorized on this 30th day of December, 2008.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/Morten Arntzen
Name:	Morten Arntzen
Title:	CEO

Appendix A

FORM OF

NOTICE OF ELIGIBILITY

Overseas Shipholding Group, Inc.

666 Third Avenue

New York, New York 10017

[Name of Eligible Executive]

c/o Overseas Shipholding Group, Inc.

666 Third Avenue

New York, New York 10017

Dear ___________:

Reference is hereby made to the Overseas Shipholding Group, Inc. Severance Protection Plan, effective as January 1, 2006, as amended and restated effective as of December 31, 2008 (the “Plan”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

The purpose of this Notice of Eligibility is to inform you that effective as of [insert date], subject to the terms of the Plan, you are hereby eligible to participate in the Plan as a Tier [A/B] Executive. [This Notice of Eligibility shall supersede and replace any prior Notice of Eligibility provided to you.]

Sincerely,

OVERSEAS SHIPHOLDING GROUP, INC.

By: ____________________________

Name:

Title:

ACKNOWLEDGEMENT AND AGREEMENT:

In consideration of participation in the Plan as an Eligible Executive, the undersigned hereby acknowledges and agrees to be bound by the restrictive covenants and agreements set forth in Section 7 of the Plan, including, without limitation, the injunctive provisions of Section 7(b).

____________________________

[Name of Eligible Executive]

Date:

Appendix B

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Cause” shall mean, as to each Eligible Executive: (I) the engaging by the Eligible Executive in willful misconduct either (x) involving the Company or its assets, business or employees, or (y) which is materially injurious to the Company economically or to the Company’s reputation; (II) the Eligible Executive’s conviction or indictment for (or pleading guilty or nolo contendere to) (x) a felony, or (y) any other crime involving any financial or moral impropriety, or (z) any other crime which, in the determination of the Board would materially interfere with the Eligible Executive’s ability to perform his or her services to the Company or otherwise be materially injurious to the Company economically or otherwise; (III) the continued and substantial failure by the Eligible Executive to perform his or her duties with the Company (other than a failure resulting from the Eligible Executive’s incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (IV) the breach by the Eligible Executive of any material provisions of any agreement between the Eligible Executive and the Company, which breach is not cured within ten (10) days after written notice thereof from the Company; or (V) the Eligible Executive’s refusal to follow the legal written direction of the Board or a more senior officer within five (5) business days of it being given, provided that the foregoing refusal shall not be “Cause” if the Eligible Executive, in good faith, believes that such direction is illegal and the Eligible Executive promptly so notifies the Board.

“Disability” shall mean, as to each Eligible Executive, the Eligible Executive’s failure to perform his or her material duties and responsibilities as a result of physical or mental illness or injury for one hundred eighty (180) days (including weekends and holidays) during a three hundred sixty-five (365) day period.

Appendix C

ACCEPTANCE FORM AND RELEASE

Release

1.                     I agree and acknowledge that the payments and other benefits provided pursuant to the Amended and Restated Overseas Shipholding Group, Inc. Severance Protection Plan, effective January 1, 2006, as amended and restated effective as of December 31, 2008 (“Plan”): (i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.

2.         In consideration for the payments and benefits to be provided to me pursuant to the Plan, I forever release and discharge the Company from any and all claims. This includes claims that are not specified in this Acceptance Form and Release (this “Release”), claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers’ Adjustment and Retraining Notification Act; (vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys’ fees, costs, disbursements and/or the like. Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; and (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985. In addition, notwithstanding any other provision of this Release, this Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim that I believe I may have against the Company. However, by executing this Release, I hereby waive my right to recover in any proceeding that I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf.

3.         This Release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns. This Release is for the benefit of (i) the Company, (ii) any related corporation or entity, (iii) any director, officer, employee, or agent of the Company or of any such related corporation or entity, or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or of any such person, corporation or entity.

4.          I acknowledge that I: (a) have carefully read in their entirety the Plan, this Release [and the information attached as Appendix I provided pursuant to the Older Workers Benefit Protection Act]; (b) have had an opportunity to consider fully for at least [twenty-one (21)] [forty-five (45)] days the terms of the Plan, this Release [and information attached as Appendix I]; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Plan, this Release [and the information attached as Appendix I]; (d) fully understand the significance of all of the terms and conditions of the Plan, Release [and the information attached as Appendix I], and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Plan, this Release [and the information attached as Appendix I]; and (f) am signing this Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Plan and the Release.

5.          I understand that I will have [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release [and information attached as Appendix I] to consider the terms and conditions of those documents. I may accept this Release by signing and returning it to _______________. After executing this Release and returning it to _______________, I shall have seven (7) days (the “Revocation Period”) to revoke this Release by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return this Release. The effective date of this Release shall be the eighth (8th) day following my signing and return of this Release. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept this Release, or in the event I revoke this Release during the Revocation Period, my rights under the Plan, this Release, including but not limited to my rights to receive payments and other benefits from the Company, shall be deemed automatically null and void.

Print Name:______________________	Date:______________________

Employee

Signature:________________________

Employee

STATE OF NEW YORK	)

) ss:

COUNTY OF _________	)

On this ___ day of __________ _______, before me personally came ____________ to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

________________________

Notary Public

ACCEPTANCE FORM AND RELEASE

Acceptance Form:

I have read the OSG Shipholding Group, Inc. Severance Protection Plan, effective January 1, 2006, as amended and restated effective December 31, 2008 (“Plan”) and the accompanying Release [and the information attached as Appendix I] and hereby accept the benefits provided under the Plan, subject to the terms and conditions set forth in the Plan and the Release.

Print Name:______________________	Date:______________________

Employee

Signature:________________________

Employee

STATE OF NEW YORK	)

) ss:

COUNTY OF _________	)

On this ___ day of __________ _______, before me personally came ____________ to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

________________________

Notary Public

APPENDIX D

PROVISIONS RELATING TO ERISA

A.        Claims Procedure     1.         Any claim by an Eligible Executive with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Eligible Executive in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Eligible Executive shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Eligible Executive’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Eligible Executive responds to the Plan’s request for information.

2.         If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Eligible Executive will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Eligible Executive of his or her right, pursuant to Paragraph A(1) of this Appendix, to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an Eligible Executive is not notified (of the denial or an extension) within ninety (90) days from the date the Eligible Executive notifies the Plan Administrator, the Eligible Executive may request a review of the application as if the claim had been denied.

3.         An Eligible Executive may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. In connection with this appeal, the Eligible Executive (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (b) submit to the Committee written comments, documents, records, and other information related to the claim. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Eligible Executive shall be entitled to be represented by counsel.

4.         The review by the Committee will take into account all comments, documents, records, and other information the Eligible Executive submits relating to the claim. The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Eligible Executive will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Eligible Executive’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Eligible Executive until the date on which the Eligible Executive responds to the Plan’s request for information.

5.         The Committee decision on the claim for review will be communicated to the Eligible Executive in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Eligible Executive is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Eligible Executive’s right to bring a civil action under Section 502(a) of ERISA. An Eligible Executive may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate time frame described above has elapsed since the Eligible Executive filed a request for review and you have not received a final decision or notice that an extension will be necessary to reach a final decision. The law also permits the Eligible Executive to pursue his or her remedies under section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.

B.       Plan Interpretation and Benefit Determination

1.         The Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

2.         Without limiting the generality of the foregoing paragraph, the Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the sole and absolute discretionary authority to:

(a)       take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

(b)       formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c)       decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d)       resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under this Plan or other Plan documents; and

(e)       process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Committee (or, where applicable, any duly authorized delegee of the Committee) with respect to any matter arising under the Plan shall be final and binding on the Company, Eligible Executive, Participant, beneficiary, and all other parties affected thereby.